SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 26, 2005
(Date of earliest event reported)

Smart Video Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-26809	91-1962104
(State of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

3505 Koger Boulevard
Suite 400
Duluth, GA 30096
(Address of principal executive offices)

(770) 279-3100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

According to documents filed with the Securities and Exchange Commission, Forté Capital Partners, LLC mailed a consent statement to stockholders of the Registrant on or about July 14, 2005, seeking to replace the Registrant’s Board of Directors with its own hand-picked slate of directors and to take certain other actions. The consent statement identified June 21, 2005 as the record date for the solicitation under Section 213(b) under the Delaware General Corporation Law, or DGCL. That section provides that if no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting will be the first date on which a signed consent is validly delivered to the company in the manner specified in the statute. Forté used June 21, 2005 as the record date because it delivered its consent to the Registrant on that date.

Section 228(c) of the DGCL states that "... no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this section to the corporation, written consents signed by a sufficient number of holders or members to take action are delivered to the corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded."

As of August 20, 2005, sixty days had passed since the date of the earliest signed consent delivered to the Company, and Forté had not (and to date has not) delivered a number of consents sufficient to take the action identified in its consent statement. The Registrant therefore notes that, under the Delaware statute described above, the period during which Forté could solicit validly dated consents based upon the June 21, 2005 record date has passed and any consents delivered to date will not be considered effective.

The Registrant intends to resist any future efforts by Forté to interfere with the Registrant’s management or operations, and also intends to pursue its claim against Forté under its March 29, 2005 agreement with Forté. Under that agreement, Forté is unconditionally obligated to invest $740,000 in the Registrant on the terms specified in the agreement. Forté has, to date, not fulfilled that obligation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTVIDEO TECHNOLOGIES, INC.

By: /s/ Richard E. Bennett, Jr.
Name: Richard E. Bennett, Jr.
Title: President & CEO

Date: August 26, 2005